                                                                    EXHIBIT 10.8


                                      NSI

                                     NSHK

                             AMENDED AND RESTATED

                        REGIONAL DISTRIBUTION AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----

    ARTICLE I    DEFINITIONS..............................................    2
          1.1    "AP Region"..............................................    2
          1.2    "Agreement"..............................................    2
          1.3    "NSAP Authorized Affiliate"..............................    2
          1.4    "NSI Authorized Affiliate"...............................    3
          1.5    "NSI Independent Distributor"............................    3
          1.6    "NSI"....................................................    3
          1.7    "Products"...............................................    3
          1.8    "Sales Aids".............................................    3
          1.9    "Trademarks".............................................    3

    ARTICLE II   APPOINTMENT AS EXCLUSIVE WHOLESALE DISTRIBUTOR...........    3
          2.1    Scope....................................................    3
          2.2    Sub-distributors.........................................    3
          2.3    Sales of Products and Sales Aids.........................    4
          2.4    NSI Sales in the AP Region...............................    4
          2.5    Sales Outside the AP Region..............................    4
          2.6    AP Region Orders and Inquiries...........................    4

    ARTICLE III  GOVERNMENTAL APPROVALS AND REGISTRATIONS.................    5

    ARTICLE IV   OBLIGATIONS OF NSHK AS EXCLUSIVE WHOLESALE DISTRIBUTOR
                 IN THE AP REGION.........................................    5
          4.1    Marketing and Distribution...............................    5
          4.2    NSHK Operations..........................................    6
          4.3    Management Planning......................................    6
          4.4    NSHK Claims and Representations..........................    7
          4.5    Capitalization...........................................    7
          4.6    Customer Support.........................................    7
          4.7    Allocation of Expenses...................................    7

    ARTICLE V    PURCHASE, SALE AND DELIVERY OF PRODUCTS AND SALES AIDS       8
          5.1    Agreement to Purchase....................................    8
          5.2    Product Shipment.........................................    9
          5.3    Payment Due Date.........................................    9
          5.4    Passage of Title and Risk of Loss........................    9
          5.5    Inspection...............................................    9

    ARTICLE VI   PRODUCT AND SALES AIDS PURCHASE PRICES AND TERMS OF
                 PAYMENT..................................................   10
          6.1    Product Availability and Pricing.........................   10
          6.2    Payment Method...........................................   10

    ARTICLE VII  OBLIGATIONS OF NSI AS SUPPLIER OF PRODUCTS AND SALES AIDS   11
          7.1    Product Quality..........................................   11
          7.2    Warranty.................................................   11
          7.3    Delivery.................................................   12
          7.4    Allocation of Expenses...................................   12

    ARTICLE VIII SALE AND MANUFACTURE OF PRODUCTS.........................   13
          8.1    Non-Competing Products...................................   13
          8.2    Competing Products.......................................   13
          8.3    Discontinued Products....................................   13

    ARTICLE IX   NATURE OF RELATIONSHIP...................................   14

    ARTICLE X    TERM.....................................................   14

    ARTICLE XI   TERMINATION..............................................   15


    ARTICLE XII  EFFECT OF TERMINATION....................................   16

    ARTICLE XIII CONFIDENTIALITY..........................................   16

    ARTICLE XIV  INDEMNIFICATION AND INSURANCE............................   17

    ARTICLE XV   NEW COUNTRIES............................................   18

    ARTICLE XVI  MISCELLANEOUS............................................   19
          16.1   Assignment...............................................   19
          16.2   Notices..................................................   19
          16.3   Waiver and Delay.........................................   19
          16.4   Force Majeure............................................   20
          16.5   Governing Law and Dispute Resolution.....................   20
          16.6   Applicability of Post-Effective Laws.....................   21
          16.7   Integrated Contract......................................   21
          16.8   Modifications and Amendments.............................   21
          16.9   Severability.............................................   21
          16.10  Counterparts and Headings................................   21

              AMENDED AND RESTATED REGIONAL DISTRIBUTION AGREEMENT


     THIS AMENDED AND RESTATED REGIONAL DISTRIBUTION AGREEMENT is made and entered this ____ day of November, 1996, by and between Nu Skin International, Inc., a corporation duly organized and existing under the laws of the State of Utah, U.S.A., (hereinafter "NSI") and Nu Skin Hong Kong, Inc., a foreign branch of a corporation duly organized and existing under the laws of the State of Utah, U.S.A., (hereinafter "NSHK"). Hereinafter, NSI and NSHK collectively shall be referred to as the "Parties. "

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, NSI is engaged in the design, production and marketing of Products and Sales Aids (as hereinafter defined) for distribution in international markets in the AP Region (as hereinafter defined) through a network of independent distributors; and,
          WHEREAS, NSI believes that such activity in the AP Region (as hereinafter defined) can best be accomplished through the contractual appointment of an exclusive regional distributor to distribute such Products and Sales Aids in the AP Region; and,
          WHEREAS, NSHK desires, on the terms and conditions hereinafter set forth, to act as the exclusive regional distributor of Products and Sales Aids in the AP Region; and,
          WHEREAS, NSI is willing, on the terms and conditions hereinafter set forth, to grant to NSHK the exclusive right to so distribute Products and Sales Aids; and,
          WHEREAS, the Parties entered into a Regional Distribution Agreement on October 1, 1993 and an Amendment to said agreement on July 12, 1994 (the "Prior Distribution Agreement"); and,

          WHEREAS, the Parties wish to amend and restate the Prior Regional Distribution Agreement as set forth herein;
          NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          For the purposes of this Agreement the following words, terms, and phrases shall have the meaning assigned to them in this Article I, unless the context otherwise requires or the parties otherwise agree within the terms of this Agreement:

          1.1 "AP Region" shall mean the countries and regions of Japan, Republic of China (Taiwan), Hong Kong (and Macau), the Republic of Korea (South Korea), Thailand, Philippines, Malaysia, the People's Republic of China (China), Indonesia, Vietnam and Singapore.

          1.2 "Agreement" shall mean this Amended and Restated Regional Distribution Agreement between NSI and NSHK (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time).

          1.3 "Existing NSAP Affiliates" shall mean (i) Nu Skin Japan Company, Limited, a company duly organized and existing under the laws of Japan and the state of Delaware, U.S.A.; (ii) Nu Skin Korea, Inc., a company duly organized and existing under the laws of the Republic of Korea and the state of Delaware, U.S.A.; (iii) Nu Skin Taiwan, Inc., a company organized and existing under the laws of the state of Utah, U.S.A.; and (iv) NSHK.


          1.4 "NSAP Authorized Affiliate" shall mean (i) the Existing NSA Affiliates; (ii) any current or future affiliate or subsidiary of Nu Skin Asia Pacific, Inc. ("Nu Skin Asia"); provided that such subsidiary or affiliate shall
                                --------
enter into a Wholesale Distribution Agreement substantially similar to the Wholesale Distribution Agreements between (A) each of the Existing NSAP Affiliates and (B) NSHK, each dated as of the date hereof.

          1.5  "NSI Authorized Affiliate" shall mean
Nu Skin Personal Care Australia, Inc. and Nu Skin New Zealand, Inc.

          1.6 "NSI Independent Distributor" shall mean a person or business entity authorized by contract with NSI to distribute, as an independent contractor, the Products and Sales Aids in accordance with the terms of such distribution contract.

          1.7 "NSI" shall mean Nu Skin International, Inc., a U.S. corporation, duly organized and existing under the laws of the State of Utah, U.S.A.

          1.8 "Products" shall mean those products, including without limitation, cosmetics, nutritional products, dietary supplements, vitamins, over-the-counter drugs, quasi-drugs, drugs and pharmaceutical products that are produced, manufactured or purchased by NSI for sale or resale, subject to unavailability due to local regulatory requirements in the AP Region.

          1.9 "Sales Aids" shall mean materials, in whatever form, designed, approved and produced by NSI to assist in the marketing of the Products in the AP Region.

          1.10 "Trademarks" shall mean those words, symbols, devices, logos, trade names and company names or a combination thereof used in relation to all Products and Sales Aids covered by the existing or eventual registrations thereof in the AP Region.

                                   ARTICLE II

                 APPOINTMENT AS EXCLUSIVE WHOLESALE DISTRIBUTOR
                 ----------------------------------------------

          2.1 Scope. NSI hereby appoints and authorizes NSHK as NSI's exclusive regional distributor, during the term of this Agreement, for the sale and distribution of Products and Sales Aids in the AP Region, under the Products' names, logos, and Trademarks, subject to all terms and conditions of this Agreement, and NSHK hereby accepts such appointment and authorization.

          2.2 Sub-distributors. Except as set forth below, NSHK shall not, without the prior written approval of NSI, appoint sub-distributors or agents to promote or distribute Products or Sales Aids inside or outside the AP Region. NSHK may, without the prior written approval of NSI, appoint an NSA Authorized Affiliate as a sub-distributor or agent to promote or distribute Products or Sales Aids in the AP Region; provided that no such appointment of a sub-distributor or agent
               --------
shall relieve NSHK of its obligations hereunder.

          2.3  Sales of Products and Sales Aids.

          2.3(a) NSHK agrees that any distribution of Products or Sales Aids in the AP Region shall be made only to an NSI Independent Distributor or an NSAP Authorized Affiliate. In addition, NSHK may distribute Products or Sales Aids outside the AP Region to NSI Authorized Affiliate.

          2.3(b) To facilitate sales to NSI Independent Distributors, NSHK shall have the right to access information regarding such NSI Independent Distributors in the AP Region on NSI's computer system or as otherwise recorded or maintained by NSI.

     2.4 NSI Sales in the AP Region. NSI agrees not to sell Products or Sales Aids to any party within the AP Region or to any party outside the AP Region for delivery within the AP Region, except to NSHK pursuant to the terms and conditions of this Agreement, unless NSI has received the written consent of NSHK.

     2.5 Sales Outside the AP Region. NSHK agrees that it will not sell Products or Sales Aids outside the AP Region except as provided in Section 2.3(a) hereof. Further, NSHK shall not promote or solicit customers for Product or Sales Aids sales outside the AP Region. NSHK shall not establish any facility outside the AP Region through which orders are solicited or in which inventories of Products or Sales Aids are stored without NSI's written consent.

     2.6 AP Region Orders and Inquiries. The Parties acknowledge that from time to time inquiries and orders concerning the AP Region will arise. If NSI receives any order or inquiry concerning the sale of Products or Sales Aids in the AP Region, NSI agrees to give prompt notice of such inquiry or order to NSHK, such notice to include the name and address of the person making the order or inquiry as well as any other relevant details regarding such order or inquiry that NSHK shall reasonably request. If NSHK receives any order or inquiry concerning the sale of Products or Sales Aids outside the AP Region, NSHK agrees to give NSI prompt notice of such inquiry or order, such notice to include the name and address of the person making the order or inquiry, as well as any other relevant details regarding such order or inquiry that NSI shall reasonably request.

                                  ARTICLE III

                    GOVERNMENTAL APPROVALS AND REGISTRATIONS
                    ----------------------------------------

     3.1 NSHK agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances of each country in the AP Region to enable this Agreement to become effective, to enable the Products or Sales Aids to be sold in the AP Region (except as otherwise provided herein) or to enable any payment pursuant to the provisions of this Agreement to be made. NSHK agrees to keep NSI informed of the progress in obtaining all such government approvals.

     3.2 Each party agrees to refrain from any action that will cause the other party to be in violation of any applicable law, regulation, or ordinance of any jurisdiction in the AP Region or the United States or elsewhere or any international convention or bilateral or multilateral treaty to which any jurisdiction in the AP Region or the United States is a signatory, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Control Laws, and the U.S. Anti-Boycott laws.

                                   ARTICLE IV
         OBLIGATIONS OF NSHK AS EXCLUSIVE WHOLESALE DISTRIBUTOR IN THE
         --------------------------------------------------------------
                                   AP REGION
                                   ---------

     4.1 Marketing and Distribution. NSHK shall have the following obligations with respect to marketing and distribution of the Products and Sales Aids:

     4.1(a) To use its best efforts to further the promotion, marketing, sales and other distribution of the Products and Sales Aids in the AP Region.

     4.1(b) To maintain, or cause to be maintained, an adequate and balanced inventory of Products, Sales Aids, supplies and necessary materials to promote, market, sell and distribute the Products and Sales Aids in each country within the AP Region.

     4.1(c) To ensure that all inquiries by sub-distributors, NSI Independent Distributors and customers, including complaints are responded to promptly. To ensure that all orders are processed and all shipments of Products and Sales Aids are made within each country in the AP Region in a timely fashion.

     4.1(d) To diligently investigate or cause to be investigated all leads with potential customers referred to it by NSI.

     4.1(e) To permit NSI to visit NSHK and its sub-distributors and to visit NSHK's place of business and inspect its inventories, service records, financial records and other relevant documents.

     4.1(f) To maintain, cause to be maintained, or contract to maintain, adequate personnel, distribution and laboratory facilities dedicated on a full-time or part-time basis to the quality control and sale of Products, in compliance with all laws, ordinances and regulations applicable within each country comprising the AP Region.

     4.1(g) To provide, at the request of NSI, a business plan for the term and in the form and detail reasonably requested by NSI and to update such business plan as reasonably requested by NSI.

     4.1(h) To provide, at the request of NSI, reports of its activities and sales respecting the Products and Sales Aids in the AP Region in a form and in such detail and time period as NSI may reasonably require.

     4.2 NSHK Operations. NSHK agrees to maintain, or cause to be maintained, such facilities and other places of business within each country of the AP Region necessary to effect the purposes and intentions of this Agreement. NSHK further agrees to bear all costs and expenses it incurs in the negotiation, memorialization, execution and performance of all leases, rentals, equipment, salaries, taxes, licenses, insurance, permits, telephone, telegraph, promotional, advertising, travel, accounting and legal expenses, relating to such facilities.

     4.3 Management Planning. In order to allow NSI to design and carry out necessary and reasonable managerial planning for its worldwide business NSHK shall, in accordance with the schedule required by NSI, advise NSI of the distribution prices of the Products or Sales Aids to be sold to NSI Independent Distributors within the AP Region.

     4.4 NSHK Claims and Representations. NSHK shall not make any promises, representations, warranties or guarantees respecting the Products, Sales Aids or the Sales and Compensation Plan, except in accordance with those representations, warranties or guarantees provided by NSI with respect thereto and in accordance and compliance with the applicable laws of the countries in which NSHK distributes Products and Sales Aids.

     4.5 Capitalization. NSHK agrees to capitalize itself adequately and maintain its operations both on a financially sound basis and in compliance with all applicable laws, regulations or ordinances covering the operations of such a business entity within any country in which it may conduct business.

     4.6 Customer Support. NSHK agrees to cooperate with NSI in dealing with any NSI Independent Distributor or customer complaints concerning the Products and Sales Aids and to take any action requested by NSI to solve such complaints. NSHK also agrees to assist NSI in arranging for any customer warranty service required by law or required pursuant to the judgment of NSI.

     4.7  Allocation of Expenses.

     4.7(a) Import Licenses. To the extent import licenses are required for the importation of the Products or Sales Aids into the countries within the AP Region, NSHK hereby agrees that it will be responsible for securing and maintaining such import licenses and payment of all costs and expenses associated therewith.

     4.7(b) Import Expenses. NSHK agrees that it will be responsible for payment of all customs duties, excise taxes, similar governmental charges and levies, and any other charges or expenses related to any Products or Sales Aids imported into the countries in the AP Region.

     4.7(c) Freight. NSHK shall be liable for all freight charges not allocated to NSI pursuant to Section 7.4(c) hereof.

     4.7(d) Other Expenses. In addition to the costs and expenses described in clauses (a), (b) and (c) above, NSHK agrees that it will be responsible for payments of the following expenses, fees and costs, related to the development and maintenance of the Nu Skin business in the AP Region: (a) fees and expenses to incorporate operating entities; (b) fees and expenses for obtaining business licenses and permits; (c) fees, costs and expenses incurred in drafting and producing required company documentation, Sales Aids, and other literature such as product catalogs as well as contracts such as local product purchase agreements; (d) fees and costs incurred in determining the requirements for, and in actually formulating, and registering Products, including ascertaining and complying with labeling and custom\import requirements; (e) expenses and costs related to locating and establishing office, warehouse and other physical facilities, including build out, furnishings and equipment, as well as negotiation and securing of necessary leases and permits; (f) all costs and expenses related to hiring a general manager and staff, and compliance with local labor laws and requirements; (g) expenses of monitoring, supervising and disciplining NSI Independent Distributors; provided that such fees, costs or expenses
                                   --------
     are not allocated to NSI under Section 7.4(d) herein.


                                   ARTICLE V

             PURCHASE, SALE AND DELIVERY OF PRODUCTS AND SALES AIDS
             ------------------------------------------------------
     5.1 Agreement to Purchase. NSHK shall order such quantities of Products and Sales Aids as it deems necessary to meet its sales requirements within the AP Region.

     5.1(a) Each order shall be in the form of a written and signed Purchase Order appearing on the official letterhead of NSHK and forwarded directly to NSI.

     5.1(b) Each Purchase Order shall identify the Product(s) or Sales Aids to be purchased, the country to which such Products or Sales Aids shall be distributed to ensure shipment and receipt of Products or Sales Aids which comply with such country's laws and regulation, the quantities thereof, and the shipment dates therefor.

     5.1(c) NSI agrees to accept each Purchase Order for Products or Sales Aids placed by NSHK pursuant to this Article and subject to:

          5.1.(c).(i) The availability in NSI's current inventory of the Product(s) or Sales Aid(s) ordered by NSHK; and,

          5.1.(c).(ii) The inability of NSI to perform by reason of force majeure as defined in Section 16.4 hereof.

     Acceptance by NSI shall be in writing, signed by a duly authorized representative of NSI, and effective upon execution.

     5.1(d) NSI agrees that, in determining whether it has sufficient inventory to fill each Purchase Order, it will treat such Purchase Order on a parity basis with the orders of all other NSI affiliates.

     5.2 Product Shipment. NSI shall ship all Product(s) and Sales Aids sold by NSI to NSHK hereunder as NSHK may designate in writing on the Purchase Order. NSI shall transmit all commercial invoices for the Products and Sales Aids directly to NSHK by registered airmail, postage prepaid, or any other method mutually acceptable to the Parties.

     5.3 Payment Due Date. NSHK shall pay for each shipment of Products and Sales Aids within sixty (60) days after the date of shipment or the date of dispatch of a commercial shipping invoice, whichever is later, and shall make payment for such Products and Sales Aids as provided in Section 6.2 of this Agreement.

     5.4 Passage of Title and Risk of Loss. Title to and risk of loss for any Product(s) or Sales Aids ordered and shipped pursuant to the terms of this Article shall remain with NSI until such time that the shipment has moved 50 miles into international airspace or waters or at some point in transit as the parties may agree to in writing, at which time title and risk of loss passes to NSHK. Shipment shall be made in a commercially reasonable manner in accordance with standards applicable in the trade and industry.

     5.5 Inspection. Within forty-five (45) days following actual receipt of a shipment of Products or Sales Aids by NSHK or other NSAP Authorized Affiliates, NSHK shall inspect, or cause to be inspected, the Products and Sales Aids and shall notify NSI in writing, in accordance with Section 16.2, of any defects in such shipment of Products or Sales Aids. In the event of such notification, NSI shall make appropriate arrangements, acceptable to NSHK, to replace any such defective Products or Sales Aids at NSI's sole cost and expense or, failing such replacement, shall, at the option of NSI, either credit the purchase price of the defective Products or Sales Aids to NSHK's account or promptly grant NSHK a cash refund for such purchase price. If NSI is not notified of any defect in a shipment of Products or Sales Aids within forty-five (45) days after actual receipt thereof by NSHK or other country of final destination within the AP Region, then NSHK shall be deemed to have waived its right to claim any defect in the Products or Sales Aids contained in such shipment; provided that for any
                                                          --------
latent or other defect not reasonably discernable upon inspection of the Products or Sales Aids under the prevailing circumstances NSHK shall have until forty-five (45) days after discovery of such defect to exercise its rights under this Section 5.5.

                                   ARTICLE VI

          PRODUCT AND SALES AIDS PURCHASE PRICES AND TERMS OF PAYMENT
          -----------------------------------------------------------

     6.1 Product Availability and Pricing. Concurrent with the execution of this Agreement, NSI has provided NSHK with a listing of the current Products and Sales Aids and applicable pricing for said Products and Sales Aids (the "Price List"). NSI reserves the right, from time to time, in its sole discretion to change the price of all Products and Sales Aids identified on the Price List, or to remove Products and Sales Aids from and/or add new Products and Sales Aids to the Price List; provided however, that (i) NSI shall give NSHK at least thirty
                -------- -------
(30) days prior written notice of any price change or removal or addition of Products or Sales Aids; (ii) Product Pricing shall be based on good faith negotiations and pricing available to other comparably situated NSI affiliates, subject to local market variances; and (iii) NSI shall thereafter provide NSHK with a revised Exhibit B incorporating such change.

     6.2 Payment Method. NSHK shall pay the commercial invoices for Products and Sales Aids shipped under this Agreement in immediately available funds by wire transfer to a bank or banks designated by NSI, or by such other means of payment agreed to by NSI from time to time. All purchases of Products and Sales Aids will be payable in United States Dollars. Without limiting any of NSI's other rights and remedies pursuant to this Agreement, amounts not paid within the time period set forth in the payment provisions herein shall be subject to an interest charge equal to two percent (2%) over the Citibank, N.A. prime rate for the entire period such amounts remain unpaid.

                                  ARTICLE VII

           OBLIGATIONS OF NSI AS SUPPLIER OF PRODUCTS AND SALES AIDS
           ---------------------------------------------------------

     7.1 Product Quality. NSI shall use its best efforts to maintain and augment the quality, image and goodwill of the Products and Sales Aids and to sell to NSHK for resale in the AP Region only Products and Sales Aids that are consistent with the quality of Products and Sales Aids sold in the United States of America. NSI and NSHK agree to cooperate to mutually determine the formulae or ingredients to be used for Products in each market in the AP Region based on local market regulations and consumer preferences.

     7.2 Warranty. NSI warrants that the Products and Sales Aids supplied hereunder shall be merchantable under (and will comply with) the laws and regulations of the jurisdiction in which distribution of such Product or Sales Aid is intended; that it will deliver good title thereto and that Products and Sales Aids will be delivered free from any lawful security interest or other lien or encumbrance.

     7.2(a) NSI's liability for any breach of such warranties shall not exceed in amount the price of the Products or Sales Aids in respect of which any breach is claimed. NSI'S WARRANTY STATED HEREIN IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     7.2(b) NSI neither assumes nor authorizes any person or entity to assume for it any other liability in connection with the Products or Sales Aids supplied hereunder, and there are no oral contracts or warranties collateral to or affecting this Agreement. NSI shall not be liable to NSHK or any third parties for consequential, special or incidental damages.

     7.3 Delivery. NSI shall promptly, in accordance with normal and commercially reasonable delivery schedules in the trade, deliver to NSHK those Products or Sales Aids for which NSHK places orders in accordance with Article V hereof.

     7.4  Allocation of Expenses.

     7.4(a) Export Licenses. To the extent NSI is required to obtain any United States or other export licenses to export the Products or Sales Aids to the AP Region, NSI agrees that it will be responsible for securing and maintaining all such export licenses and payment of all costs and expenses associated therewith.

     7.4(b) Export Expenses. NSI agrees that it will be responsible for payments of for all customs duties, excise taxes and similar governmental charges and levies related to the export of the Products or Sales Aids from the United States of America, or any other jurisdiction.

     7.4(c) Freight. NSI shall be liable for reasonable ocean freight and insurance costs and expenses related to the export of the Products and Sales Aids from the United States, or any other jurisdiction and delivery of the Products and Sales Aids to the AP Region as designated in the purchase order.

     7.4(d) Other Expenses. In addition to the costs and expenses described in clauses (a), (b) and (c) above, NSI shall pay the following additional expenses, fees and costs: (a) fees and expenses of registering, renewing and protecting Nu Skin trademarks; (b) fees, costs and expenses incurred in drafting and producing NSI contracts and literature used in the AP Region such as distributor agreements, sales compensation plan, policies and procedures, corporate brochures, introductory booklets or starter kits and international sponsor agreements; (c) fees, costs and expenses of negotiating and drafting intercompany agreements relating to NSI's relationship with NSHK; (d) fees, costs and expenses related to drafting, negotiating and obtaining approval of NSI's marketing plan as used in the AP Region; (e) costs and expenses incurred in monitoring and supervising the pre-market activities of distributors, if any, including any resulting disciplinary actions; (f) the fees, costs and expenses incurred in drafting, preparing, negotiating, obtaining approval for any and all property licensed to NSHK under its Licensing and Sales Agreement with NSI; provided that such fees, costs and expenses are not allocated to NSHK under
     --------
     Section 4.7 herein.

                                  ARTICLE VIII

                        SALE AND MANUFACTURE OF PRODUCTS
                        --------------------------------

     8.1 Non-Competing Products. Nothing contained herein, however, shall restrict or prohibit NSHK from selling, distributing, manufacturing or causing to be manufactured products or materials which do not compete directly or indirectly with the Products and Sales Aids, provided that such other products do not infringe upon any patent, name, Trademark, emblem, trade name, design right, model or other commercial or industrial property right of NSI.

     8.2 Competing Products. During the term of this Agreement, NSHK shall not, and shall not authorize a third party to, manufacture, cause to be manufactured, distribute or sell (i) any products or materials which directly or indirectly compete with the Products or the Sales Aids or (ii) copies of the Products, Sales Aids, or other products that might reasonably be deemed under U.S. or foreign law to be confusingly similar to the Products or Sales Aids, in each case without the prior written consent of NSI, which consent shall not be unreasonably withheld.

     8.3 Discontinued Products. Notwithstanding the foregoing, in the event NSI shall discontinue the sale of any Product, NSI shall promptly notify NSHK of such discontinuance and thereafter NSHK or an NSAP Authorized Affiliate may elect to manufacture or cause to be manufactured such Product; provided that, if
                                                               -------------
such discontinued Product competes directly or indirectly with any Product, the prior written consent of NSI shall be required. If NSHK or an NSAP Authorized Affiliate elects to so manufacture or cause to be manufactured such discontinued Product, NSI shall license the formula to such discontinued Product to NSHK or such NSA Authorized Affiliate on substantially the same terms as set forth in the

Trademark/Tradename License Agreement, dated as of the date hereof, by and between NSI and NSHK.

                                   ARTICLE IX

                             NATURE OF RELATIONSHIP
                             ----------------------

     The relationship of NSHK and NSI shall be and at all times remain, respectively, that of independent contractor and contracting party. Nothing contained or implied in this Agreement shall be construed to constitute either party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other. The Parties understand and agree that NSI will refrain from conducting business or engaging in any activity in the AP Region which could be construed, under the applicable laws and tax regulations, as carrying on or conducting business in the AP Region.

                                   ARTICLE X

                                      TERM
                                      ----
     Subject to Article XI hereof, this Agreement shall be for a term ending on December 31, 2016 provided, however, that this Agreement is subject to renegotiation after December 31, 2001 in the event that members of the families of, or trusts or foundations established by or for the benefit of, Blake M. Roney, Nedra D. Roney, Sandie N. Tillotson, Craig Tillotson, Craig Bryson, Steven J. Lund, Brooke B. Roney, Kirk V. Roney and Keith R. Halls on a combined basis no longer beneficially own a majority of the voting stock of Nu Skin
Asia Pacific.

                                  ARTICLE XI

                                  TERMINATION
                                  -----------
          11.1 This Agreement may be terminated by either Party in the following circumstances immediately or at any time after the occurrence of any of the following events:

          (a) the other Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar action; or

          (2) there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 90 days. Events described in clauses (a) and (b) of this Section 11.1 shall be referred to as a Bankruptcy Event. If a Bankruptcy Event occurs, all amounts owing under this Agreement shall become immediately due and payable, without any notice thereof; or

          (3) if the other Party causes or allows a judgment in excess of twenty-five million dollars ($25,000,000) to be entered against it or causes or allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of twenty-five million dollars ($25,000,000).

     11.2 This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation under this Agreement and such default has not been cured within sixty (60) days after receipt of written notice of such default by the defaulting party; or

     11.3 This Agreement may be terminated by NSI if Nu Skin Asia Pacific shall no longer own or control a majority of the voting interest in NSJ, with such termination to take effect thirty (30) days after NSI gives written notice to NSJ of the occurrence of a change in control and its intention to terminate this Agreement based thereon.

                                  ARTICLE XII
                             EFFECT OF TERMINATION
                             ---------------------

     12.1 Upon termination of this Agreement, all rights and licenses herein granted to NSHK shall cease and shall revert to NSI and NSHK shall immediately cease holding itself out to the public as NSI's exclusive wholesale distributor in the AP Region or otherwise represent that it is associated in any manner with NSI.

     12.2 Upon termination of this Agreement, NSI may either (a) deliver, and NSHK shall pay for, all Products and Sales Aids ordered by NSHK prior to such termination or (b) cancel, without cost or liability, the order of such Products or Sales Aids.

     12.3 Upon termination of this Agreement, neither party shall be released from its obligations to pay monies due or to become due to the other party or to complete any unfulfilled obligations under this Agreement, and each party shall immediately pay, perform and discharge all debts, obligations and liabilities hereunder.

     12.4 Upon termination of this Agreement for any reason, neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, regarding such termination, irrespective of whether such obligations or liabilities may be contemplated in any law applicable within the AP Region and or elsewhere, and, except as otherwise provided by applicable law, each party hereby waives and relinquishes any rights, pursuant to law or otherwise, to any such damages. The remedies contained herein shall be exclusive.

     12.5 The provisions of Article XII, Article XIII, and Article XIV, as well as any other provisions that by their terms so provide, shall survive termination of this Agreement and continue in full force and effect thereafter.


                                 ARTICLE XIII

                                CONFIDENTIALITY
                                ---------------

          13.1 All trade secrets, proprietary technology, know-how or other non-public or proprietary business or technical information owned or used by NSI or NSHK and supplied to or acquired by the other whether in oral or documentary form

(the "Confidential Information") shall be supplied and acquired in confidence and shall be solely for the use of the receiving party pursuant to this Agreement and such party shall keep the Confidential Information confidential and shall not disclose the same, at any time during the term of this Agreement or after its termination, except to its employees and to NSA Authorized Affiliates and to their employees for the purposes of its business in accordance with this Agreement and except as may be required by law; provided that if the receiving party determines that a disclosure is required by law, the receiving party shall notify the disclosing party in order to give the disclosing party an opportunity to seek an injunction or otherwise attempt to keep the Confidential Information confidential. The receiving party shall, at the request of the disclosing party, destroy or return the Confidential Information without retaining copies if, as and when this Agreement is terminated or expires. For purposes of this Agreement, the term "Confidential Information" shall not include information or documents that (i) become generally available to the public other than as a result of a disclosure by the receiving party, (ii) was otherwise lawfully available to the receiving party, or (iii) was generated independently by the receiving party. The provisions of this Article shall survive termination of this Agreement.


                                  ARTICLE XIV

                         INDEMNIFICATION AND INSURANCE
                         -----------------------------

          14.1 NSI agrees during and after the term of this Agreement to indemnify and hold harmless NSHK from liability, loss, cost or damage, (including reasonable attorney's fees) which NSHK may incur as a result of claims, demands or judgments, of any kind or nature, by anyone whomsoever, arising out of (i) an alleged or actual defect in the design, manufacture or content of, or any harm caused by any Products or Sales Aids or the failure of any Product to comply with all applicable regulatory requirements in the AP Region; or (ii) a claim that NSI's proprietary information infringes any patent, copyright, trade secret or other intellectual property right of a third party; provided that NSHK provides

NSI with prompt notice in writing of any such claim or demand and NSHK cooperates with NSI in the defense or settlement of any such claim or action.

          14.2 NSI, at its sole cost and expense, shall obtain and keep in force during the term of this Agreement, a policy or policies of comprehensive product liability insurance insuring NSI and NSHK against any liability arising out of the manufacture, packaging and sale of the Products issued by recognized insurers. The limits of said insurance shall not, however, limit the liability of NSI hereunder. Within thirty (30) days following the execution of this Agreement, NSI shall provide, if requested by NSHK, a certificate of insurance, in form and substance satisfactory to NSHK which certificate shall evidence NSHK as an additional insured under such policy on the same terms and conditions as NSI is insured. Thereafter, and from time to time, NSI shall provide to NSHK such assurance of coverage of NSHK with respect to such insurance policy or policies as NSHK may reasonably request. NSI shall not do or permit to be done anything which shall invalidate the insurance policy or policies obtained in accordance with the provisions of this Section 14.2. NSHK shall also maintain, or cause to be maintained, insurance with one or more recognized insurers reasonable in coverage and amount in direct proportion and corresponding to the business to be conducted by NSHK pursuant to this Agreement. At NSI's request NSHK shall provide NSI with certificates evidencing such insurance coverage.

          14.3 NSHK shall at all times remain fully liable for the performance of its sub-distributors and/or agents and NSHK hereby agrees to indemnify and hold harmless NSI from all damages, losses, cost or expenses arising in any manner from any act or omission on the part of its sub-distributors or agents.


                                  ARTICLE XV

                                 NEW COUNTRIES
                                 -------------

          In the event Nu Skin Asia decides to commence operations in any country in the AP Region in which it is not operating on the date hereof, NSI agrees to enter into Trademark/Tradename License Agreements and Licensing and Sales Agreements, and to cause Nuskin International Management Group, Inc. ("NSMG") to enter into management services agreements, with Nu Skin Asia or any NSAP Authorized Affiliate operating in such country, which agreements shall be substantially similar to the Trademark/

Tradename License Agreements and Licensing and Sales Agreements between (a) each of the Existing NSAP Affiliates and (b) NSI and the management services agreements between (a) each of the existing NSAP affiliates and (b) NSMG, each dated as of the date hereof.

                                  ARTICLE XVI

                                 MISCELLANEOUS
                                 -------------

          16.1 Assignment. This Agreement shall be binding on and inure to the benefit of the heirs, successors, assigns and beneficiaries of the Parties; provided that neither Party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party's authorized representative. Any such attempted assignment, without the written consent provided herein, shall be void and unenforceable.

          16.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, or if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid, from any post office addressed as follows:


               If to NSI:  Attn: Chief Operating Officer
                                 Nu Skin International, Inc.
                                 75 West Center Street
                                 Provo, Utah  84601
                                 Facsimile No.: (801) 345-5999

               If to NSHK: Attn: Regional Legal Counsel
                                 Nu Skin Hong Kong, Inc.
                                 26th Floor, Windsor House
                                 311 Gloucester Road
                                 Causeway Bay, Hong Kong
                                 Facsimile No.:

          Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.

          16.3  Waiver and Delay.   No waiver by either party of any breach or
default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

          16.4  Force Majeure.   The Parties shall not be responsible for
failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a party. If an event of force majeure should occur, the affected party shall promptly give notice thereof to the other party and such affected party shall use its reasonable best efforts to cure or correct any such event of force majeure.

          16.5  Governing Law and Dispute Resolution.   This Agreement shall be
governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State. Any dispute arising out of this Agreement, if not resolved by mutual agreement of NSI and NSHK within 30 days after written notice of such dispute is given by NSHK or NSI, as the case may be, shall be resolved through arbitration with the Utah office and division of the American Arbitration Association ("AAA"). If the dispute is not resolved within such 30-day period, the Parties shall petition the AAA to promptly appoint a competent, disinterested person to act as such arbitrator. Within 30 days after the designation or appointment of such arbitrator, such arbitrator shall be required to commence the arbitration proceeding in the state of Utah at a time and place to be fixed by the arbitrator, who shall so notify NSI and NSHK. Such arbitration proceeding shall be conducted in accordance with the applicable rules and procedures of the AAA, and/or as otherwise may be agreed by NSI and NSHK. The decision of the arbitrator shall be final and binding upon NSI and NSHK and may be enforced in any court of competent jurisdiction. The expenses and costs of such arbitration shall be divided and borne equally by NSI and NSHK; provided, that each of NSI and NSHK shall pay all fees and expenses incurred by it in presenting or defending against such claim, right or cause of action.

          16.6 Applicability of Post-Effective Laws. The Parties agree that neither the Vienna Convention on the International Sale of Goods nor any such similar law, treaty or act that becomes effective during the term of this Agreement shall be applicable to this Agreement or the transactions contemplated hereunder.

          16.7 Integrated Contract. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

          16.8  Modifications and Amendments.   No supplement, modification or
amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

          16.9 Severability. To the extent that any provision of this Agreement is (or, in the opinion of counsel mutually acceptable to both parties, would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

          16.10  Counterparts and Headings.   This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives in the United States of America as of the day and the year first above written.

NU SKIN HONG KONG, INC.            NU SKIN INTERNATIONAL, INC.


By:__________________________      By:__________________________
    BLAKE M. RONEY                     MAX L. PINEGAR

    PRESIDENT AND CEO                  GENERAL MANAGER